Exhibit 99.1

Onyx Pharmaceuticals Confirms Receipt of Unsolicited Acquisition Proposal from Amgen

Board of Directors Rejects $120 Per Share Proposal As Significantly Undervaluing Company

South San Francisco, CA — June 30, 2013 — Onyx Pharmaceuticals, Inc. (Nasdaq: ONXX) today confirmed that it has received and rejected an unsolicited proposal from Amgen Inc. to acquire all of Onyx’s outstanding shares and share equivalents for $120 per share in cash, subject to due diligence and other conditions.  The Board of Directors of Onyx had evaluated the proposal made by Amgen with the assistance of its financial and legal advisors and concluded that the price proposed by Amgen significantly undervalued Onyx and its prospects, and was not in the best interest of Onyx or its shareholders.  Onyx communicated this determination to Amgen on Friday, June 28, 2013.

Based upon expressions of interest received from other third parties and the recent proposal from Amgen, the Onyx Board has authorized its financial advisor to contact potential acquirers who may have an interest in the Company in a transaction that is in the best interest of Onyx shareholders.

“Onyx has tremendous momentum and, with the expansion of our pipeline and two successful product launches, the Company and our talented employees have created significant value for Onyx shareholders,” said Dr. N. Anthony Coles, Chairman and CEO.  “The Board and the management team remain focused on the opportunities in front of us, including the potential to expand the use of our existing therapies in different types of cancer and across different lines of therapy, as a result of several ongoing Phase 3 studies.  We are actively exploring the potential to combine Onyx with another company as an option to create additional value for Onyx shareholders.”

Onyx does not intend to communicate further regarding the Amgen proposal or the process by which the Board of Directors will consider other proposals.  There can be no assurance that an improved proposal will be made by Amgen or any other entity, that a definitive agreement will be executed relating to any proposed transaction, or that any transaction will be approved or consummated.

Centerview Partners, LLC is acting as financial advisor to Onyx and Goodwin Procter, LLP is acting as legal advisor.

About Onyx Pharmaceuticals, Inc.

Based in South San Francisco, California, Onyx Pharmaceuticals, Inc. is a global biopharmaceutical company engaged in the development and commercialization of innovative therapies for improving the lives of people with cancer. The company is focused on developing novel medicines that target key molecular pathways. For more information about Onyx, visit the company’s website at www.onyx.com.

Onyx Pharmaceuticals is on Twitter.  Sign up to follow our Twitter feed @OnyxPharm at http://twitter.com/OnyxPharm.

Cautionary Statement Concerning Forward Looking Statements

This news release may include certain statements that are not descriptions of historical facts, but are forward-looking statements. These forward-looking statements can be identified by terminology such as “will,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates” and similar statements. Forward-looking statements involve risks, uncertainties and other factors that could cause actual results to differ materially from those contained in any such statements. Potential risks and uncertainties include, but are not limited to, risks discussed in Onyx’s filings with the U.S. Securities and Exchange Commission. Onyx does not undertake any obligation to update any forward-looking statement, except as required under applicable law.

Contacts

Media:

Onyx Pharmaceuticals, Inc.

Lori Melançon

(650) 266-2394

Sard Verbinnen & Co

George Sard

(212) 687-8080

Paul Kranhold/John Christiansen/Megan Bouchier

(415) 618-8750

Investors:

Amy Figueroa

(650) 266-2398